     As filed with the Securities and Exchange Commission on April 30, 1998

                            Registration No. 333-7683

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                       FORM SB-2 REGISTRATION STATEMENT ON

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 QC OPTICS, INC.
                                 ---------------
             (Exact name of registrant as specified in its charter)

             DELAWARE                                    04-2916548
             --------                                    ----------
    (State or other jurisdiction                        (IRS Employer
  of incorporation or organization)                   Identification No.)

              ERIC T. CHASE, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 QC OPTICS, INC.
                                 46 JONSPIN ROAD
                         WILMINGTON, MASSACHUSETTS 01887
                                 (978) 657-7007
                                 --------------
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                              executive offices and
            name, address and telephone number of agent for service)

                                   COPIES TO:

                            NEIL H. ARONSON, ESQUIRE
                           MARGUERITE J. HILL, ESQUIRE
               MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.
                              ONE FINANCIAL CENTER
                           BOSTON, MASSACHUSETTS 02111
                                 (617) 348-1809

         Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.[ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

         Pursuant to rule 416 also registered hereunder are such additional indeterminate number of shares of Common Stock that may become issuable pursuant to anti-dilution adjustments, stock splits, stock dividends and similar adjustments.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

         This Post-Effective Amendment No. 1 relates to an aggregate of 1,282,500 shares (subject to certain adjustments) of Common Stock, $.01 par value per share ("Common Stock"), of QC Optics, Inc. (the "Company") which are issuable upon exercise of redeemable warrants originally issued to the public (the "IPO Warrants") and to the representative of underwriters of the Company's initial public offering (the "IPO Representative's Warrants"). A Registration Statement on Form SB-2 (No. 333-7683) relating to the issuance of Common Stock upon exercise of the IPO Warrants and the IPO Representative's Warrants was declared effective by the Commission on October 24, 1996. The purpose of this Post-Effective Amendment No. 1 is to update the information in the prospectus contained in such Registration Statement and to register for resale (i) the 190,000 shares of Common Stock issuable upon exercise of the IPO Representative's Warrants and the underlying IPO Warrants; and (ii) the 95,000 IPO Warrants underlying the IPO Representative's Warrants.

                                 QC OPTICS, INC.

              CROSS-REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS
                  OF INFORMATION REQUIRED BY PART I OF FORM S-3

                   Registration Statement                                 Location or Heading
                      Item and Caption                                        in Prospectus
1.        Forepart of Registration Statement and
          Outside Front Cover Page of Prospectus.....................     Outside Front Cover Page

2.        Inside Front and Outside Back                                   Inside Front Cover Page; Outside Back Cover
          Cover Pages of Prospectus..................................     Page

3.        Summary Information, Risk Factors and
          Ratio of Earnings to Fixed Charges.........................     The Company; Risk Factors

4.        Use of Proceeds............................................     Use of Proceeds

5.        Determination of Offering Price............................     Outside Front Cover Page; Plan of
                                                                          Distribution

6.        Dilution...................................................     Not Applicable

7.        Selling Security Holders...................................     Selling Securityholders

8.        Plan of Distribution.......................................     Outside Front Cover Page; Plan of Distribution

9.        Description of Securities to be Registered.................     Outside Front Cover Page

10.       Interests of Named Experts and Counsel.....................     Legal Matters

11.       Material Changes...........................................     Recent Developments

12.       Incorporation of Certain Information by Reference..........     Incorporation of Certain Information by
                                                                          Reference

13.       Disclosure of Commission Position on
          Indemnification for Securities Act Liabilities.............     Indemnification

                                   PROSPECTUS
                                 QC OPTICS, INC.

           1,282,500 SHARES OF COMMON STOCK, $.01 PAR VALUE PER SHARE
                               AND 95,000 WARRANTS

         This Prospectus relates to (a) 1,282,500 shares of Common Stock, $.01 par value per share (the "Common Stock"), of QC Optics, Inc., a Delaware corporation (the "Company"), registered for issuance by the Company as follows:
(i) 1,092,500 shares of Common Stock issuable upon exercise of the redeemable warrants (the "IPO Warrants") issued by the Company to investors (the "Investors") in its initial public offering in October 1996 (the "IPO"); (ii) 95,000 shares of Common Stock issuable upon exercise of the warrants (the "Representative's Warrants") issued to Schneider Securities, Inc., the representative of the underwriters of the IPO (the "Representative") and (iii) 95,000 shares of Common Stock issuable upon exercise of IPO Warrants underlying the Representative's Warrants (the "Representative's IPO Warrants") and (b) 95,000 Representative's IPO Warrants issuable by the Company upon exercise of the Representative's Warrants. This Prospectus also relates to the resale by the Representative of the Representative's IPO Warrants and the aggregate of 190,000 shares of Common Stock underlying the Representative's Warrants and the Representative's IPO Warrants. Such offers and sales by the Selling Securityholders (as hereinafter defined) may be made on one or more exchanges, in the over-the-counter market, or otherwise, at prices and on terms then prevailing, or at prices related to the then-current market price, or in negotiated transactions, or by underwriters pursuant to an underwriting agreement in customary form, or in a combination of any such methods of sale. The Selling Securityholders may also sell such shares in accordance with Rule 144 under the Securities Act of 1933, as amended (the "1933 Act"). The Selling Securityholders are identified and certain information with respect to them is provided under the caption "Selling Securityholders" herein, to which reference is made. The expenses of the registration of the securities offered hereby, including fees of counsel for the Company, will be paid by the Company. The following expenses will be borne by the Selling Securityholders: underwriting discounts and selling commissions, if any, and the fee of legal counsel, if any, for the Selling Securityholders. The filing by the Company of this Prospectus in accordance with the requirements of Form S-3 is not an admission that any person whose shares are included herein is an "affiliate" of the Company.

         The Selling Securityholders have advised the Company that they have not engaged any person as an underwriter or selling agent for any of such shares, but they may in the future elect to do so, and they will be responsible for paying such a person or persons customary compensation for so acting. The Selling Securityholders and any broker executing selling orders on behalf of any Selling Securityholder may be deemed to be "underwriters" within the meaning of the 1933 Act, in which event commissions received by any such broker may be deemed to be underwriting commissions under the 1933 Act. The Company will not receive any of the proceeds from the sale of the securities offered hereby. See "Use of Proceeds" and "Selling Securityholders." The Investors and Representative are sometimes hereinafter referred to collectively as the "Warrantholder;" or "Selling Securityholders;" and the IPO Warrants, Representative's Warrants and Representative's IPO Warrants are sometimes hereinafter referred to collectively as the "Warrants."

         This offering (the "Offering") is not being underwritten. The shares of Common Stock and IPO Warrants being offered hereunder by the Company may be sold from time to time to the Warrantholders at the exercise prices of the Warrants. No minimum required purchase exists and no arrangement has been made to have funds received by such Selling Securityholders and/or their registered representatives placed in an escrow, trust or similar account or arrangement, unless the proceeds come from a purchaser residing in a state in which the sale of those securities has not yet been qualified. See "Selling Securityholders" and "Plan of Distribution."

         The Company's Common Stock and IPO Warrants are traded on the American Stock Exchange ("AMEX") under the symbols "OPC" and "OPC.W," respectively. On April 24, 1998, the closing sale price of the Company's Common Stock and IPO Warrants on AMEX was $4.125 per share and $.8125 per IPO Warrant.

                                ----------------

          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                SEE "RISK FACTORS" ON PAGE 7 OF THIS PROSPECTUS.

                                ----------------

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
             BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
            SECURITIES COMMISSION NOR HAS THE COMMISSION PASSED UPON
                THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ----------------

         The Company is offering for sale, upon exercise of the IPO Warrants at an exercise price of $7.80 per share and the Representative's Warrants at an exercise price of $9.60 per share and $.16 per IPO Representative's Warrant, respectively, 1,282,500 shares of Common Stock, subject to adjustment upon the occurrence of certain anti-dilutive events, and 95,000 Representative's IPO Warrants. If all of the Warrants were exercised, the proceeds to the Company would be approximately $10,102,000 less any expenses. There can be no assurance, however, that any of the Warrants will be exercised or that the Company will receive any proceeds therefrom. See "Risk Factors - No Assurance That Warrants Will Be Exercised."

                                ----------------

         No person is authorized in connection with any offering made hereby to give any information or to make any representations other than as contained or incorporated by reference in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus is not an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sales made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.


                 The date of this Prospectus is         , 1998.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copies thereof may be obtained, at prescribed rates, at the public reference facilities maintained by the Commission at the Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Office located at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

         The Company's Common Stock and IPO Warrants are listed for trading on AMEX. Reports and other information concerning the Company can be inspected at the offices of The American Stock Exchange located at 86 Trinity Place, New York, New York 10006-1881.

         The Company has filed a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), covering the Common Stock and Warrants included in this Prospectus. This Prospectus does not contain all the information set forth in or annexed as exhibits to the Registration Statement filed by the Company with the Commission and reference is made to such Registration Statement and the exhibits thereto for the complete text thereof. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as part thereof, copies of which may be obtained at prescribed rates upon request to the Commission in Washington, D.C. Any statements contained herein concerning the provisions of any documents are not necessarily complete, and, in each instance, such statements are qualified in their entirety by reference to such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission.

         The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any document incorporated herein by reference, excluding exhibits. Requests should be made to QC Optics, Inc., 46 Jonspin Road, Wilmington, Massachusetts 01887, telephone (978) 657-7007 and directed to the attention of Eric T. Chase, President and Chief Executive Officer.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents, which have been previously filed by the Company with the Commission under the Exchange Act, are incorporated by reference in this Prospectus:

           (1) Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 ("Fiscal 1997"); and

           (2) Description of the Company's Common Stock in the Company's Form 8-A Registration Statement(File No. 1-12337), declared effective on October 24, 1996.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering described herein shall be deemed to be incorporated by reference into this Prospectus from the respective dates those documents are filed.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

                               RECENT DEVELOPMENTS

         No material changes in the Company's affairs have occurred since the end of Fiscal 1997, which have not been described in an Annual Report on Form 10-KSB, a Quarterly Report on Form 10-QSB or a Current Report on Form 8-K filed by the Company under the Exchange Act.

                                   THE COMPANY

THE BUSINESS

         QC Optics, Inc. (the "Company" or "QCO") designs, manufactures and markets laser based defect detection systems for the semiconductor, flat panel display and computer hard disk drive markets. QCO uses its patented and other proprietary technology in lasers and optical systems that scan a computer hard disk, photomask or flat panel display for defects or contamination. The Company's systems combine automatic handling, clean room capability and computer control with reliable laser based technology. The Company believes that these features enable the Company to maintain a leading market position in the United States in the semiconductor, flat panel display and computer hard disk drive industries where high quality inspection capabilities are required. The Company's customers include many of the world's largest leading semiconductor and computer hard disk manufacturers. Currently, QCO has over 300 systems installed in sixteen countries.

         QCO was formed in 1986 as a Delaware corporation to acquire the assets of a division of GCA Corporation. The Company funded its product development primarily with equity investments and debt financing from Kobe Steel Ltd. and its subsidiaries including Kobe Steel USA Holdings, Inc., a Delaware corporation, and Kobe Steel USA International, Inc., a Delaware corporation (collectively, "Kobe Steel"). From 1986 to 1990, the Company focused its efforts in developing inspection systems for computer hard disk inspection. Using the Company's patented and proprietary information, the Company expanded its efforts to use this technology for inspection of photomasks used to image integrated circuit patterns onto semiconductor wafers. In early 1996, management of the Company exercised an option granted in 1995 to acquire a 62.2% equity interest through a management buyout with bank supplied debt financing personally guaranteed by QCO's senior management.

         The Company introduced its QCO-4000 automatic pelliclized (a protective cover) photomask laser based inspection systems in March 1996, which has the sensitivity to detect defects or contamination of 0.3 micrometers (the equivalent of 0.06 micrometers on the semiconductor wafer), which will be required to detect defects in the next generation of semiconductors. As semiconductor devices have become more complex, the semiconductor manufacturing process has become very sensitive to photomask errors, requiring more complex photomasks and, as a result, increasingly sophisticated photomask inspection tools.

         In the fourth quarter of 1997, the Company introduced the DISKAN-9000 which is targeted to provide computer hard disk manufacturers with the capability to inspect 100% of their production volume. Compared to the Company's previous equipment, the DISKAN-9000 provides more than 70% higher throughput and a 30% reduction in footprint.

         The Company's systems, such as its QCO-4000 and DISKAN-9000, are designed to fit into its customers' production line virtually eliminating the need for special handling or special production procedures while performing 100% inspection throughout the process. In addition, these systems sort out fatal defects on disks and pelliclized photomasks before they cause manufacturing yield or other quality problems. As more manufacturers of computer hard disks move toward total inspection protocols versus statistical sampling, demand during the past year for the Company's products which can inspect computer hard disks has increased significantly. The Company is also working on research and development for porting, which is applying the Company's technology in its other systems, to the inspection of flat panel displays.

         QCO's principal offices and manufacturing facilities are based in Wilmington, Massachusetts. The Company also maintains regional sales or service personnel in Texas, Florida, New Mexico and California. The Company currently has approximately 60 employees and has manufacturer's representatives in Europe and distributors in Asia.

                                  RISK FACTORS

         AN INVESTMENT IN THE SECURITIES BEING OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE PURCHASING THE SHARES OF COMMON STOCK AND WARRANTS OFFERED HEREBY.

         INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING MATTERS IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK IN ADDITION TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "WOULD," "COULD," "INTEND," "PLAN," "EXPECT," "ANTICIPATE," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE FOLLOWING MATTERS CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENTS.

CYCLICAL NATURE OF THE SEMICONDUCTOR, COMPUTER HARD DISK AND FLAT PANEL DISPLAY INDUSTRIES

         The Company's operating results depend on capital expenditures by semiconductor, computer hard disk, and flat panel display manufacturers, which in turn depend on the current and anticipated demand for computers. Although the semiconductor industry in particular has recently experienced significant growth, no assurance can be given that such growth will be sustained. Moreover, the overall computer industry has been and is likely to continue to be cyclical with periods of oversupply. A downturn in the demand for computers would likely reduce the demand for the Company's inspection equipment. The Company's ability to reduce expenses in response to any such downturn is limited by its need for continued investment in research and development and in customer service and support. A downturn in demand for semiconductor, computer hard disk and flat panel display manufacturing equipment would have a material adverse effect on the Company's business, financial condition and results of operations.

FLUCTUATIONS IN OPERATING RESULTS; ACCUMULATED DEFICIT

         The Company derives most of its annual revenues from a relatively small number of sales of products, systems and upgrades. As a result, any delay in the recognition of revenue for single products, systems or upgrades would have a material adverse effect on the Company's results of operations for a given accounting period. In addition, some of the Company's net sales have been realized near the end of a quarter. Accordingly, a delay in a shipment scheduled to occur near the end of a particular quarter could materially adversely affect the Company's results of operations for that quarter.

         The Company's operating results have historically been subject to significant quarterly and annual fluctuations. The Company believes that its operating results will continue to fluctuate on a quarterly and annual basis due to a variety of factors, including but not limited to the cyclical nature of the industries served by the Company's inspection products, patterns of capital spending by customers, the timing of significant orders, order cancellations and shipment rescheduling, market acceptance of the Company's products, fluctuations in the grant and funding of development contracts, consolidation of customers, unanticipated delays in design, engineering or production or in customer acceptance of product shipments, changes in pricing by the Company or its competitors, the timing of product announcements or introductions by the Company or its competitors, the mix of systems sold, the relative proportions of product revenues and service revenues, the timing of payments of sales commissions, the availability of components and subassemblies, changes in product development costs, expenses associated with acquisitions and exchange rate fluctuations. Over the last three years, the Company's gross margin has fluctuated and the Company anticipates that its gross margin will continue to fluctuate. The Company cannot predict the impact of these and other factors on its financial performance in any future period.

         As of December 31, 1997, the Company had an accumulated deficit of approximately $1,667,700 primarily as a result of losses incurred for the year ended December 31, 1993 and prior years. Although the Company had net income of $245,296 and $908,219 for the years ended December 31, 1997 and 1995, it had a net loss of $206,855 for the year ended December 31, 1996. No assurance can be given that the Company will be profitable in any future period.

CONCENTRATION OF CUSTOMERS

         Historically, the Company has sold a significant proportion of its systems to a limited number of customers as the markets that the Company participates in are primarily dominated by a few major companies. Approximately 95% and 75% of net sales for the years ended December 31, 1997 and December 31, 1996, respectively were to the ten largest customers in each year. Sales to the largest customer accounted for approximately 49% of net sales for the year ended December 31, 1997. The failure to replace sales with sales to other customers, or to the same customers, in succeeding periods would have a material adverse effect on the Company's business, financial condition and results of operations. The Company expects that sales to relatively few customers will continue to account for a high percentage of the Company's revenues in any accounting period in the foreseeable future. A reduction in orders from any such customer or the cancellation of any significant order could have a material adverse effect on the Company's business, financial condition and results of operations. None of the Company's customers has entered into a long-term agreement requiring it to purchase the Company's products.

IMPORTANCE OF RECENTLY INTRODUCED PRODUCTS

         The Company's future success depends upon the market's acceptance of new generations of its systems. The Company commenced shipments of its DISKAN-9000 in the fourth quarter of 1997, which is configured to provide the customer with the ability to inspect 100% of their production. The Company's previous product offerings in its DISKAN series were used to inspect a sample of the customer's total production for process control or process development. The inability of these systems to achieve widespread customer acceptance or any technical or manufacturing difficulties with these systems (or subsequent generations of the Company's systems) would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, no assurance can be given that the market for 100% inspection equipment applications targeted by the DISKAN-9000 systems will develop as quickly or to the degree that the Company currently anticipates, or that these systems will achieve widespread customer acceptance.

RAPID TECHNOLOGICAL CHANGE; DEPENDENCE ON PRODUCT DEVELOPMENT

         The semiconductor, computer hard disk drives and flat panel display industries, in general, are characterized by rapid technological change and evolving industry standards. As a result, the Company must continue to enhance its existing products and develop and manufacture new products and upgrades with improved capabilities, which has required and will continue to require substantial investments in research and development by the Company to advance a number of state-of-the-art technologies. Continuous investments in research and development will also be required to respond to the emergence of new technologies. The failure to develop, manufacture and market new products, or to enhance existing products, would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company's competitors can be expected to continue to develop and introduce new and enhanced products, any of which could cause a decline in market acceptance of the Company's products or a reduction in the Company's margins as a result of intensified price competition.

         Changes in manufacturing processes could also have a materially adverse effect on the Company's business, financial condition and results of operations. The Company anticipates continued changes in semiconductor, computer hard disk and flat panel display technologies and processes. No assurance can be given that the Company will be able to develop, manufacture and sell products that respond adequately to such changes.

         The Company's success in developing and selling new and enhanced products depends upon a variety of factors, including accurate prediction of future customer requirements, introduction of new products on schedule, cost-effective manufacturing and product performance in the field. The Company's new product decisions and development commitments must anticipate the equipment needed to satisfy the requirements for inspection processes one year or more in advance of sales. Any failure to predict accurately customer requirements and to develop new generations of products to meet those requirements would have a sustained material adverse effect on the Company's business, financial condition and results of operations. New product transitions could adversely affect sales of existing systems. Product introductions could contribute to quarterly fluctuations in operating results as orders for new products commence and orders for existing products or enhancements of existing products fluctuate.

LIMITATIONS ON THE USE OF NET OPERATING LOSSES

         The Company's net income and cash flow will be affected by its ability to apply its net operating loss carryforwards ("NOLs"), which totaled approximately $1,432,000 for federal income tax purposes at December 31, 1997, against taxable income in future periods. Under the Tax Reform Act of 1986, the amount of the benefit from NOLs may be impaired or limited in certain circumstances, including a cumulative stock ownership change of more than 50% over a three-year period, which occurred in connection with the management buyout. As a result of the management buyout, the Company is limited to approximately $161,000 of loss utilization per year. Given the limitations on the utilization of the Company's net operating losses as a result of the management buyout and uncertainty surrounding the ability of the Company to generate future income in order to realize such deferred tax assets in the future, primarily due to such factors as dependence on a few customers, rapid technological change and the cyclical nature of the semiconductor, computer hard disk and flat panel display industries, management has concluded that the ability to fully realize the deferred tax assets as of December 31, 1997 is uncertain and has, therefore, provided a valuation allowance of $986,500 against such deferred tax assets.

PATENTS AND PROPRIETARY INFORMATION

         The Company's patent and trade secret rights are of material importance to the Company and its future prospects because the Company relies on these rights to protect proprietary technology. No assurance can be given as to the issuance of additional patents or, if so issued, as to their scope and validity. Patents granted may not provide meaningful protection from competitors. Even if a competitor's products were to infringe patents owned by the Company, it would be costly for the Company to enforce its rights in an infringement action and would divert funds and other resources from the Company's operations. Furthermore, no assurance can be given that the Company' products or processes will not infringe any patents or other intellectual property rights of third parties. If the Company's products or processes do infringe the rights of third parties, no assurance can be given that the Company can obtain a license from the intellectual property owner on commercially reasonable terms or at all.

         The Company relies on trade secrets that it seeks to protect, in part, through, confidentiality agreements with employees, consultants and its customers and potential customers. No assurance can be given that these agreements will not be breached, that the Company will have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known to or independently developed by competitors. As the Company intends to enforce its patents, trademarks and copyrights and protect its trade secrets, it may be involved from time to time in litigation to determine the enforceability, scope and validity of these rights. Any such litigation could result in substantial cost to the Company and diversion of effort by the Company's management and technical personnel.

DEPENDENCE ON SUPPLIERS

         The Company does not maintain any long-term supply agreements with any of its suppliers, and the majority of the critical components and subassemblies included in the Company's products are obtained from a limited group of suppliers. The manufacture of certain components and subassemblies is very complex and requires long lead times and the Company's systems cannot be produced without certain critical components. Additionally, alternative suppliers for many of these components may not be readily available, and no substantial increase in the number of alternative suppliers is anticipated. The Company intends to continue to rely on outside suppliers because of their specialized expertise in component fabrication and subsystem assembly. The Company's reliance on a limited group of suppliers involves several risks, including the potential inability to obtain an adequate supply of components and reduced control over pricing and delivery time. To date, the Company has generally been able to obtain adequate and timely delivery of critical subassemblies and components, although it has experienced occasional delays. No assurance can be given that delays or shortages caused by suppliers will not occur in the future. Any inability to obtain adequate, timely deliveries of subassemblies and components could prevent the Company from meeting scheduled shipment dates, which would damage relationships with current and prospective customers and materially adversely affect the Company's business, financial condition and results of operations.

LENGTHENED LEAD TIMES; LIMITED MANUFACTURING CAPACITY

         The Company's systems have a large number of components and are highly complex. The Company has experienced limited delays in manufacturing and delivering its systems and upgrades and may experience similar or more extended delays in the future. Any inability to manufacture and ship systems or upgrades on schedule could adversely affect the Company's relationships with its customers and thereby materially adversely affect the Company's business, financial condition and results of operations. Due to recent increases in demand, the average time between order and shipment of the Company's systems has increased over the last fiscal year. The Company's ability to increase its manufacturing capacity in response to an increase in demand is limited given the complexity of the manufacturing process, the lengthy lead times necessary to obtain critical components and the need for highly skilled personnel. The failure of the Company to keep pace with customer demand would lead to further extensions of delivery times, which could deter customers from placing additional orders, and could adversely affect product quality. No assurance can be given that the Company will be successful in increasing its manufacturing capacity.

RISKS OF ACQUISITIONS

         The Company's business strategy includes expanding its product lines and markets through internal product development or acquisitions. Although no acquisitions are currently contemplated by the Company, any acquisition may result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, and amortization expense related to intangible assets acquired, any of which could materially adversely affect the Company's financial condition and results of operations. In addition, acquired businesses may be experiencing operating losses. Any acquisition will involve numerous risks, including difficulties in the assimilation of the acquired Company's operations and products, uncertainties associated with operating in new markets and working with new customers, and the potential loss of the acquired company's key employees. To date, the Company has had no experience in acquisitions.

RISKS ASSOCIATED WITH INTERNATIONAL SALES AND OPERATIONS

         Sales to customers in countries other than the United States accounted for 33.1%, 36.9% and 17.9% of net sales in Fiscal 1997, Fiscal 1996 and Fiscal 1995, respectively. The Company anticipates that international shipments, principally to Japan, Taiwan, Malaysia and Scotland, will continue to account for a significant portion of net sales of the foreseeable future. Sales and operations outside of the United States are subject to certain inherent risks, including fluctuations in the value of the U.S. dollar relative to foreign currencies, tariffs, quotas, taxes and other market barriers, political and economic instability, restrictions on the export or import of technology, potentially limited intellectual property protection, difficulties in staffing and managing international operations and potentially adverse tax consequences. No assurance can be given that any of these factors will not have a material adverse effect on the Company's business, financial condition or results of operations. In particular, although the Company's international sales are primarily denominated in U.S. dollars, currency exchange fluctuations in countries where the Company does business could materially adversely affect the Company's business, financial condition and results of operations by rendering the Company less price-competitive than foreign manufacturers.

LENGTHY SALES CYCLE

         Installing and integrating inspection equipment requires a substantial investment by a customer. In addition, customers often require a significant number of product presentations and demonstrations, as well as substantial interaction with the Company's senior management, before reaching a sufficient level of confidence in the system's performance characteristics and compatibility with the customer's target applications. Accordingly, the Company's systems typically have a lengthy sales cycle during which the Company may expend substantial funds and management time and effort with no assurance that a sale will result.

HEALTH AND SAFETY REGULATIONS AND STANDARDS

         The Company's products and worldwide operations are subject to numerous governmental regulations designed to protect the health and safety of operators of manufacturing equipment. In particular, recent European Union ("EU") regulations relating to electromagnetic fields, electrical power and human exposure to laser radiation have been implemented. In addition, numerous domestic semiconductor manufacturers, including certain of the Company's customers, have subscribed to voluntary health and safety standards and decline to purchase equipment not meeting such standards. The Company believes that its products currently comply with all applicable material governmental health and safety regulations and standards, including those of the EU, and with the voluntary industry standards currently in effect. In part because the future scope of these and other regulations and standards cannot be predicted, no assurance can be given that the Company will be able to comply with any future regulation or industry standard. Noncompliance could result in governmental restrictions on sales or reductions in customer acceptance of the Company's products. Compliance may also require significant product modifications, potentially resulting in increased costs and impaired product performance.

DEPENDENCE UPON KEY PERSONNEL; POSSIBLE LACK OF AVAILABILITY OF QUALIFIED PERSONNEL

         The Company is dependent to a large degree on the experience and abilities of its Chief Executive Officer, President and Chairman, Eric T. Chase, and its Vice President of Technology, Jay L. Ormsby. The loss of the services of either of these individuals could have a material adverse effect on the Company. The Company has entered into employment agreements, containing noncompetition restrictions, with each of Messrs. Chase and Ormsby. The Company has and is the sole beneficiary, subject to the bank's interest, of key-person life insurance policies, each in the amount of $1,000,000, on the lives of Messrs. Chase and Ormsby.

         The Company's future success and growth strategy will depend in large part upon its ability to attract and retain highly skilled managerial, technical and marketing personnel. Competition for such personnel in the Company's industry is intense. No assurance can be given that the Company will be successful in attracting or retaining the qualified personnel necessary for its business and anticipated growth, and the failure to attract or retain such personnel could have a material adverse effect on the Company's business, financial condition and results of operations.

CONTROL BY CURRENT PRINCIPAL STOCKHOLDERS

         The Company's current principal stockholders, QC Optics Voting Trust and Kobe Steel USA Holdings, Inc., beneficially own approximately 66.3% of the outstanding shares of Common Stock of the Company. As a result, they will be able to control all matters requiring approval by the stockholders of the Company, including the election of directors. The Company's bylaws do not provide for cumulative voting.

POSSIBLE NEED FOR ADDITIONAL FINANCING; SUBSTANTIALLY ALL ASSETS PLEDGED

         If the net proceeds of the Offering are not adequate for completion of the Company's anticipated uses, additional financing may be necessary. No assurance can be given that the Company will be able to secure additional financing or that such financing will be available on favorable terms. If the Company is unable to obtain such additional financing, the Company's ability to maintain its current level of operations could be materially adversely affected and the Company may be required to reduce its overall expenditures.

         The Company has a revolving line of credit facility with a bank, pursuant to which it has pledged substantially all of its assets. The cancellation by the bank, or any future lender, of the Company's credit facilities could have a material adverse effect on the Company's operations and financial condition.

CLASSIFIED BOARD OF DIRECTORS

         The Company's bylaws provide for its Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. Moreover, under the Delaware General Corporation Law, in the case of a corporation having a classified Board of Directors, stockholders may remove a director only for cause. This provision, when coupled with the provision of the bylaws authorizing only the Board of Directors to fill vacant directorships, will preclude a stockholder from removing incumbent directors without cause and simultaneously gaining control of the Board of Directors by filling the vacancies created by such removal with its own nominees.

ELIGIBILITY FOR AMEX TRADING

         Although the Company's Common Stock and IPO Warrants trade on the AMEX, their continued inclusion will depend on the Company's ability to meet certain eligibility requirements established for the system. Loss of AMEX eligibility would result, for example, if the Company has continuous material operating losses or if the market price of the Common Stock falls below certain specified levels. If the Company's securities become ineligible for trading on the system for this or any other reason, such securities may be subject to a rule under the Securities Exchange Act of 1934 that imposes additional stringent sales practice requirements on broker-dealers who sell the Company's Common Stock which could result in significantly less liquidity for and/or a decreased trading price of the Company's Common Stock.

POSSIBLE ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK AND PREFERRED STOCK; PREFERRED STOCK CURRENTLY OUTSTANDING

         The Company is authorized to issue up to 10,000,000 shares of Common Stock, of which 3,242,500 shares of Common Stock were issued and outstanding as of April 24, 1998. The

Company's Board of Directors has authority, without action or vote of the stockholders, to issue all or part of the authorized but unissued shares. Any such issuance would dilute the percentage ownership interest of stockholders and may further dilute the book value of the Common Stock.

         In addition, the Company is authorized to issue up to 1,000,000 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock"). Of these shares of Preferred Stock, no shares are issued and outstanding as of April 24, 1998. The Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions. The issuance of any shares of Preferred Stock could adversely affect the rights of the holders of Common Stock and, therefore, reduce the value of the Common Stock. In particular, specific rights granted to holders of Preferred Stock could be used to restrict the Company's ability to merge with or sell its assets to a third party, thereby preserving control of the Company by its then owners, and may adversely affect the voting power of holders of the Common Stock.

ABSENCE OF PUBLIC MARKET AND POSSIBLE VOLATILITY OF STOCK PRICE

         Although the Company's securities trade on AMEX, no assurance can be given that an active public trading market in the Company's securities will be sustained. The Company believes factors such as quarterly fluctuations in financial results and announcements of new technology in the semiconductor, computer hard disk drive and flat panel display inspection industries may cause the market price of the Company's securities to fluctuate, perhaps substantially. These fluctuations, as well as general stock market and economic conditions such as recessions or high interest rates, may adversely affect the market price of the securities.

NO DIVIDENDS

         The Company has not paid cash dividends on its Common Stock since its inception and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The Company currently intends to reinvest earnings, if any, in the development and expansion of its business. The Company's agreement with its primary bank lender prohibits the payment of dividends without the bank's prior consent.

LIMITATION ON OFFICERS' AND DIRECTORS' LIABILITIES UNDER DELAWARE LAW

         Pursuant to the Company's Certificate of Incorporation, as authorized under applicable Delaware law, directors of the Company are not liable for monetary damages for breach of fiduciary duty, except in connection with a breach of the duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or for any transaction in which a director has derived an improper personal benefit. In addition, the Company's bylaws provide that the Company must indemnify its officers and directors to the fullest extent permitted by

Delaware law for all expenses incurred in the settlement of any actions against such persons in connection with their having served as officers or directors of the Company.

ANTI-TAKEOVER MEASURES; POTENTIAL ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS

         The Company, as a Delaware corporation, is subject to the General Corporation Law of the State of Delaware, including Section 203 thereof, an anti-takeover law enacted in 1988. In general, the law restricts the ability of a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder. As a result, potential acquirors of the Company may be discouraged from attempting to effect an acquisition transaction with the Company, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions. As a result of the application of Section 203, certain provisions in the Company's Certificate of Incorporation and bylaws, as amended, and certain change in control provisions contained in the employment contracts of the five officers of the corporation, potential acquirors of the Company may find it more difficult or be discouraged from attempting to effect an acquisition transaction with the Company, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

SUBSTANTIAL SHARES OF COMMON STOCK RESERVED FOR THE EXERCISE OR GRANT OF OPTIONS AND WARRANTS; REGISTRATION RIGHTS OF WARRANT HOLDERS

         The Company has reserved 460,000 shares of Common Stock for issuance upon exercise of options granted or available for grant to employees, officers, directors, advisors and consultants pursuant to the Company's Plans, as well as an aggregate of 1,282,500 shares of Common Stock for issuance upon exercise of
(i) the IPO Warrants, (ii) the Representative's Warrants, and (iii) the Representative's IPO Warrants. The existence of the aforementioned options and warrants may prove to be a hindrance to future financing by the Company. The holders of such options and warrants may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company.

         The Company has agreed that, under certain circumstances, it will register under federal and state securities laws the Representative's Warrants and the shares of Common Stock issuable thereunder. Exercise of these registration rights could involve substantial expense to the Company at a time when it could not afford such expenditures and may adversely affect the terms upon which the Company may obtain additional financing.

POTENTIAL DILUTIVE EFFECT OF WARRANTS AND OPTIONS

         In addition to the IPO Warrants, Representative's Warrants and Representative's IPO Warrants issuable upon exercise of the Representative's Warrants referred to herein, as of April 24, 1998 the Company had options outstanding to purchase 284,720 shares of Common Stock at a weighted average exercise price of $4.63 per share. Holders of Warrants and options may be given an opportunity to benefit from a rise in the market price of the Common Stock. So long as any of these Warrants and options remain outstanding, the terms upon which the Company could obtain additional capital may be adversely affected. The holders of these Warrants and options can be expected to exercise them at a time when the market price of the Common Stock is in excess of the exercise price of the Warrants or options, and such exercise and the subsequent sale of Common Stock could reduce the market price for the Common Stock and result in dilution to the then outstanding shares of Common Stock.

POSSIBLE REDEMPTION OF IPO WARRANTS

         Beginning November 24, 1997, the IPO Warrants are redeemable by the Company at $.20 per IPO Warrant on 30 days' prior written notice, provided that the average closing bid price of the Common Stock equals or exceeds $10.80 per share for 20 consecutive trading days ending within 10 days prior to the notice of redemption. The IPO Warrants can only be redeemed if they are then exercisable and a current registration statement covering the IPO Warrants and the shares of Common Stock issuable thereunder is then in effect. Redemption of the IPO Warrants may force the holders to (i) exercise the IPO Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so or
(ii) sell the IPO Warrants at the current market price when they might otherwise wish to hold the IPO Warrants.

SHARES ELIGIBLE FOR FUTURE SALE

         As of April 24, 1998, the Company had 3,242,500 shares of Common Stock outstanding, of which 1,092,300 shares are freely tradeable and 2,150,200 shares which are owned by certain of the Company's affiliates, executive officers and directors are currently eligible for sale under Rule 144 ("Rule 144") of the Securities Act of 1933, as amended (the "Securities Act"). The 2,150,200 shares of Common Stock owned by certain of the Company's affiliates, executive officers and directors are subject to the volume trading limitations under Rule 144.

         Ordinarily, under Rule 144, a person holding restricted securities for a period of one year may, every three months, sell in ordinary brokerage transactions or in transactions directly with a market maker an amount equal to the greater of one percent of the Company's then outstanding Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits sales by a person who is not an affiliate of the Company and who has satisfied a two-year holding period to sell without any quantity limitation. Future sales under Rule 144 or Rule 701 may have a depressive effect on the market price of the Common Stock should a public market develop for such stock.

CURRENT PROSPECTUS AND STATE REGISTRATION REQUIRED TO EXERCISE WARRANTS

         Holders of the Warrants will not be able to exercise them unless at the time of exercise a current prospectus under the Securities Act, covering the shares of Common Stock issuable upon exercise of the Warrants is effective and such shares have been qualified or are exempt from qualification under the applicable securities or "blue sky" laws of the states in which the various holders of the Warrants then reside. Although the Company has undertaken to use its best efforts to maintain the effectiveness of a current prospectus covering the Common Stock underlying the Warrants, no assurance can be given that the Company will be able to do so. The value of the Warrants may be greatly reduced if a current prospectus covering the Common Stock issuable upon the exercise of the Warrants is not kept effective or if such Common Stock is not qualified or exempt from qualification in the states in which the holders of the Warrants then reside.

NO ASSURANCE THAT WARRANTS WILL BE EXERCISED

         If all of the Warrants are exercised to purchase the shares of Common Stock offered hereby, the Company would receive net proceeds of approximately $10,087,000. However, there can be no assurance that any or all of the Warrants will be exercised by the holders thereof prior to their expiration. Moreover, even if the Warrants are exercised, the timing of such exercise cannot be predicted and may not coincide with the Company's needs for additional capital.

                                 USE OF PROCEEDS

         The Company would receive approximately $10,087,000 in net proceeds if all of the IPO Warrants, Representative's Warrants and Representative's IPO Warrants were exercised. See "Plan of Distribution." The Company currently intends to use the net proceeds from such exercises for other working capital and general corporate purposes. Depending on the Company's circumstances at the time any or all of the net proceeds from such exercises become available, if at all, the Company reserves the right to use such net proceeds for purposes other than those set forth above.

         The Company will not receive any of the proceeds of the sale of shares of Common Stock by the Selling Securityholders.

         The Company expects that it may be required to raise substantial additional capital in the future in order to finance future operations. Such capital may be raised through additional equity offerings, as well as collaborative relationships, borrowings and other available sources. No assurance can be given that such funding will be available on acceptable terms, if at all. See "Risk Factors - Possible Need For Additional Financing; Substantially All Assets Pledged."

                             SELLING SECURITYHOLDERS

         The shares of Common Stock and Representative's IPO Warrants are being registered to permit the issuance by the Company of such securities upon the exercise of warrants that were issued in the IPO. Such securities are being registered at the expense of the Company, pursuant to the terms of the IPO underwriting agreement, exclusive of fees and expenses of the Selling Securityholders' attorneys or other representatives and selling or brokerage commissions, if any, as the result of the subsequent resale of such securities. The period of sale of such securities by the Company may occur over an extended period of time. Many of the holders of the Representative's Warrants and Representative's IPO Warrants served as underwriters in the Company's IPO in October 1996.

         The following table sets forth, as of April 24, 1998, the number of securities beneficially owned prior to the Offering, the number of securities offered hereby, and the number of securities beneficially owned after the Offering (assuming sale of all securities being offered hereby) by the Selling Securityholders.



                                                                                                     Securities
                           Material                                                                  Beneficially
                           Relationship    Securities Owned                                          Owned After       Percentage
Selling                    with the        Beneficially                   Securities                 Completion of     After
Securityholder             Company         Prior to Offering              Being Offered              Offering (3)     Offering (4)
--------------             -------         -----------------              -------------              ------------     ------------

IPO Warrant Holders        (1)             1,092,500 Shares               1,092,500 Shares                 0                *

Dennis J. Albanese         (2)                 4,600 Shares                   4,600 Shares                 0                *
                                               2,300 Rep IPO Warrants         2,300 Rep IPO Warrants

Kevin Carey                (2)                 6,600 Shares                   6,600 Shares                 0                *
                                               3,300 Rep IPO Warrants         3,300 Rep IPO Warrants

Siegfried P. Duray-Bito    (2)                 6,438 Shares                   6,438 Shares                 0                *
                                               3,219 Rep IPO Warrants         3,219 Rep IPO Warrants

Richard P. Grainieri       (2)                 4,800 Shares                   4,800 Shares                 0                *
                                               2,400 Rep IPO Warrants         2,400 Rep IPO Warrants

Arthur Jenkins             (2)                18,800 Shares                  18,800 Shares                 0                *
                                               9,400 Rep IPO Warrants         9,400 Rep IPO Warrants

Kathleen King              (2)                 3,300 Shares                   3,300 Shares                 0                *
                                               1,650 Rep IPO Warrants         1,650 Rep IPO Warrants

Nicholas Moceri            (2)                17,000 Shares                  17,000 Shares                 0                *
                                               8,500 Rep IPO Warrants         8,500 Rep IPO Warrants

Jay A. Murray              (2)                 6,116 Shares                   6,116 Shares                 0                *
                                               3,058 Rep IPO Warrants         3,058 Rep IPO Warrants

Floyd Murray LLC           (2)                14,162 Shares                  14,162 Shares                 0                *
                                               7,081 Rep IPO Warrants         7,081 Rep IPO Warrants

Thomas J. O'Rourke         (2)                 6,760 Shares                   6,760 Shares                 0                *
                                               3,380 Rep IPO Warrants         3,380 Rep IPO Warrants

Pasquale Ruggieri          (2)                25,400 Shares                  25,400 Shares                 0                *
                                              12,700 Rep IPO Warrants        12,700 Rep IPO Warrants

Williams Salmons           (2)                 9,400 Shares                   9,400 Shares                 0                *
                                               4,700 Rep IPO Warrants         4,700 Rep IPO Warrants

Thomas W. Schneider        (2)                38,624 Shares                  38,624 Shares                 0                *
                                              19,312 Rep IPO Warrants        19,312 Rep IPO Warrants

John H. Strange            (2)                 1,700 Shares                   1,700 Shares                 0                *
                                                 850 Rep IPO Warrants           850 Rep IPO Warrants

James Twadell              (2)                17,000 Shares                  17,000 Shares                 0                *
                                               8,500 Rep IPO Warrants         8,500 Rep IPO Warrants

David K. Van Houten        (2)                 3,000 Shares                   3,000 Shares                 0                *
                                               1,500 Rep IPO Warrants         1,500 Rep IPO Warrants

Stephen M. Watters         (2)                 4,600 Shares                   4,600 Shares                 0                *
                                               2,300 Rep IPO Warrants         2,300 Rep IPO Warrants

David J. Wines             (2)                 1,700 Shares                   1,700 Shares                 0                *
                                                 850 Rep IPO Warrants           850 Rep IPO Warrants
-------------------
* Less than one percent.


(1) The holders own the IPO Warrants which were issued in the Company's initial public offering in October 1996 (the "IPO"). Each IPO Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $7.80 per share.

(2) Schneider Securities, Inc. ("Schneider") was the representative of the underwriters in the Company's IPO. The Representative's Warrants have subsequently been transferred by Schneider to its employees and other members of the underwriting group which participated in the Company's IPO. The Company believes that the persons named in this table have sole voting and investment control with respect to all securities shown as beneficially owned by them, subject to the information contained in the footnotes to this table.

(3) Assumes the exercise of all of the Representative's Warrants and underlying Representative's IPO Warrants and the sale of all shares of Common Stock offered hereby to unaffiliated third parties.

(4) Percentage of ownership is based on 3,242,500 shares of Common Stock outstanding on April 24, 1998.

                              PLAN OF DISTRIBUTION

         The shares of Common Stock and IPO Warrants covered hereby may be offered and sold from time to time after exercise of such Warrants by their respective holders. To exercise an IPO Warrant the holder must pay the exercise price of $7.80 to the Company and transfer one IPO Warrant to the Company in exchange for one share of Common Stock. To exercise the Representative's Warrants, the holder must pay the exercise price of $9.60 per share of Common Stock and $.16 per Representative's IPO Warrant underlying such Representative's Warrant, and transfer one Representative's Warrant to the Company in exchange for one share of Common Stock and one Representative's IPO Warrant. The Representative's IPO Warrants issuable upon exercise of the Representative's Warrants are exercisable at $12.48 per share, but are otherwise identical to the IPO Warrants described above.

         The shares of Common Stock and Warrants covered by this Prospectus and issued by the Company may be subsequently offered and resold from time to time by the Selling Securityholders, or by pledgees, donees, transferees or other successors in interest, in one or more transactions, one or more exchanges or in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Selling Securityholders will act independently of the Company in making decisions with respect to such offers and resales. The shares of Common Stock and Warrants may be resold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares of Common Stock or Representative's IPO Warrants as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (e) privately negotiated transactions; and (f) a combination of any such methods of sale. Thus, the period of distribution of such shares of Common Stock and Warrants may occur over an extended period of time. The Company is paying all of the other expenses of registering the securities offered hereby under the Securities Act estimated to be $15,500 for filing, legal, accounting and miscellaneous fees and expenses, and has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act. In effecting sales, broker-dealers engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders in connection with such sales. The Company will not receive any proceeds from any sales of the Common Stock and Warrants by the Selling Securityholders, but will receive the proceeds generated upon exercise of any of the Warrants.

         In offering the securities, the Selling Securityholders and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Securityholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Securityholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions. In addition, any shares covered by this Prospectus which qualify for sale pursuant to Rule 144 or any other exemption may be sold under Rule 144 or any other exemption rather than pursuant to this Prospectus.

         The Selling Securityholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the 1933 Act. There can be no assurance that the Selling Securityholders will sell any or all of the securities offered hereunder.

                                 TRANSFER AGENT

         The transfer agent for the Company's Common Stock and IPO Warrants is American Securities Transfer & Trust Incorporated of 1825 Lawrence Street, Suite 444, Denver, Colorado 80202-1817.

                                  LEGAL MATTERS

         Certain legal matters relating to the Common Stock offered hereby will be passed upon for the Company by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts 02111. Certain attorneys in the firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. own options to purchase an aggregate of approximately 32,725 shares of Common Stock at a price equal to $6.30 per share.

                                     EXPERTS

         The financial statements of QC Optics, Inc. as of December 31, 1997 and December 31, 1996 and for each of the years in the two year period ended December 31, 1997 appearing in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of such firm as experts in accounting and auditing.

                                 INDEMNIFICATION

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         Delaware General Corporation Law, Section 102(b)(7), enables a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders to eliminate or limit personal liability of members of its Board of Directors for violations of a director's fiduciary duty of care. The elimination or limitation, however, shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which is deemed illegal or obtaining an improper personal benefit. Article 8 of the Company's Certificate of Incorporation, as amended, provides the following:

         A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit.

         Article 12 of the Company's Certificate of Incorporation, as amended, provides the following:

         A.       Right to Indemnification.

         Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative ("proceeding"), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same now exists or may hereafter be amended (but, in the cause of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss, (including attorney's fees, judgments, fines, liability under federal tax laws or the Employee Retirement Income Security Act of 1974, as amended from time to time, with respect to employee benefit plans, and amounts to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that the Corporation shall indemnify any such person seeking indemnity in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification referred to in the preceding sentence shall be a contract right and shall include the right to be paid, by the Corporation, expenses incurred in defending any such proceeding, in advance of its final disposition; provided, however, that the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to any employee benefit plan) in advance of the final disposition of such proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under this Article 12 or otherwise.

         B.       Right of Claimant to Bring Suit.

         If a claim under Part A of this Article 12 is not paid in full by the Corporation within ninety days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking has been tendered to the Corporation) that the Claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of providing such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstance because he or she has met the applicable standard of conduct set forth in said law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant had not met the applicable standard of conduct.

         C.       Non Exclusivity of Rights.

         The rights conferred on any person by Parts A and B of this Article 12 shall not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

         D.       Insurance.

         The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, against any liability asserted against any such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the General Corporation Law of the State of Delaware.

         Delaware General Corporation Law, Section 145, permits a corporation organized under Delaware law to indemnify directors and officers with respect to any matter in which the director or officer acted in good faith and in a manner he reasonably believed to be not opposed to the best interests of the Company, and, with respect to any criminal action, had reasonable cause to believe his conduct was lawful. Article VII of the Bylaws of the Company, as amended, provides as follows:

           Reference is made to Section 145 and any other relevant provisions of the General Corporation Law of the State of Delaware. Particular reference is made to the class of persons, hereinafter called "Indemnitees," who may be indemnified by a Delaware corporation pursuant to the provisions of such Section 145, namely, any person, or the heirs, executors, or administrators of such person, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer, employee, or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee, or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. The Corporation shall, and is hereby obligated to, indemnify the Indemnitees, and each of them, in each and every situation where the Corporation is obligated to make such indemnification pursuant to the aforesaid statutory provisions. The Corporation shall indemnify the Indemnitees, and each of them, in each and every situation where, under the aforesaid statutory provisions, the Corporation is not obligated, but is nevertheless permitted or empowered, to make such indemnification, it being understood that, before making such indemnification, with respect to any situation covered under this sentence, (i) the Corporation shall promptly make or cause to be made, by any of the methods referred to in Subsection (d) of such
           Section 145, a determination as to whether each Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful, and (ii) that no such indemnification shall be made unless it is determined that such Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THIS OFFERING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE CIRCUMSTANCES OF THE COMPANY OR THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF.

                                TABLE OF CONTENTS


                                      PAGE

Available Information............................................ 4
Incorporation of Certain Information
by Reference..................................................... 5
Recent Developments.............................................. 5
The Company...................................................... 6
Risk Factors..................................................... 7
Use of Proceeds..................................................19
Selling Securityholders..........................................19
Plan of Distribution.............................................21
Transfer Agent...................................................23
Legal Matters....................................................23
Experts..........................................................23
Indemnification..................................................23






                                1,282,500 SHARES
                                OF COMMON STOCK,
                            $.01 PAR VALUE PER SHARE
                               AND 95,000 WARRANTS



                                 QC OPTICS, INC.

                                   PROSPECTUS

                                 _________, 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by the Company in connection with the issuance and distribution of the securities being offered hereby other than underwriting discounts and commissions (items marked with an asterisk (*) represent estimated expenses):

             Registration Fees ...........................              $0
             Transfer Agent's Fees*.......................         $500.00
             Printing Costs*..............................       $1,000.00
             Legal Fees*..................................      $10,000.00
             Accounting Fees*.............................       $3,000.00
             Miscellaneous*...............................       $1,000.00
                                                                 ---------

                            TOTAL*                              $15,500.00
                                                                ==========

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

See "Indemnification" contained in Part I hereof, which is incorporated by reference.

ITEM 16.   EXHIBITS

           (a) The following is a list of exhibits filed herewith as part of this Registration Statement:

Exhibit
No.                                  Title
---                                  -----

5        Opinion letter of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
         as to legality of shares being registered.

23a      Consent of Arthur Andersen LLP.

23b Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (contained in Opinion filed as Exhibit 5).

24 Power of Attorney (set forth on the signature page in Part II of this Registration Statement).

         (b) The following exhibits were filed as part of the Company's Form SB-2 Registration Statement (No. 333-7683) declared effective by the Commission on October 24, 1996 and are incorporated herein by reference:

Exhibit
No.                                      Title
---                                      -----

1b       Form of Underwriting Agreement (revised).

3a       Certificate of Incorporation, as amended.

3b       Bylaws, as amended.

4a Sections of Bylaws and Certificate of Incorporation defining the rights of securityholders (contained in Exhibits 3a and 3b).

4b       Specimen Common Stock Certificate.

4c       Form of Representative's Warrant Agreement.

4e       Specimen Warrant Certificate.

4f       Form of Warrant Agreement between the Company and the Warrant Agent.

ITEM 17.   UNDERTAKINGS

A.       Rule 415 Offering

         The undersigned small business issuer hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

                  (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any additional or changed material information on the plan of distribution.

         Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the small business issuer under the Exchange Act.

         (2) That, for the purpose of determining any liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

B.       Request for Acceleration of Effectiveness

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the of expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 on Form S-3 to the Registration Statement on Form SB-2, File No. 333-7683, to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Wilmington, Commonwealth of Massachusetts, on April 30, 1998.

                                         QC OPTICS, INC.


                                         By:/s/ Eric T. Chase
                                         -------------------------------------
                                         Eric T. Chase
                                         President and Chief Executive Officer



                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eric T. Chase and John R. Freeman, or any of them, his attorneys-in-fact, and agents each with the power of substitution, for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 on Form S-3 to the Registration Statement on Form SB-2, File No. 333-7683, has been signed by the following persons in the capacities and on the dates indicated.

              Signature                                 Title                                    Date
              ---------                                 -----                                    ----
/s/ Eric T. Chase                           President, Chief Executive Officer,                April 30, 1998
------------------------------------        and Chairman of the Board of Directors
Eric T. Chase                               (Principal Executive Officer)

/s/ John R. Freeman                         Vice President of Finance, Treasurer               April 30, 1998
------------------------------------        and Secretary (Principal Financial
John R. Freeman                             and Accounting Officer)

/s/ Allan Berman                            Director                                           April 30, 1998
------------------------------------
Allan Berman

/s/ Charles H. Fine                         Director                                           April 30, 1998
------------------------------------
Charles H. Fine


/s/ John M. Tarrh                           Director                                           April 30, 1998
------------------------------------
John M. Tarrh


                                  EXHIBIT INDEX

Exhibit
No.                                         Title
---                                         -----

5        Opinion letter of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
         as to legality of shares being registered.

23a      Consent of Arthur Andersen LLP.

23b Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (contained in Opinion filed as Exhibit 5).

24 Power of Attorney (set forth on the signature page in Part II of this Registration Statement).